EXHIBIT 99.1


        NEW OFFICER APPOINTED AT GOUVERNEUR SAVINGS AND LOAN ASSOCIATION


August 27, 2004

Gouverneur, New York ---- The Board of Directors of Gouverneur Savings and Loan Association, the wholly owned subsidiary of Gouverneur Bancorp, Inc. (AMEX: GOV) announced today that Mr. Thomas Penn has been appointed to the position of Vice President and Commercial Loan Officer of the Bank. Mr. Penn will be responsible for commercial lending at the Bank's offices in Gouverneur, Alexandria Bay and Clayton, New York.

Mr. Penn brings to this position nearly 20 years of banking experience. He held various positions with Redwood Bank of Watertown, New York during his thirteen years with that institution, most recently serving as its Vice President/Commercial Loan Development Officer. Richard F. Bennett, President and Chief Executive Officer of the Bank stated, "We believe that with his years of valuable banking experience, Tom Penn will be a great addition to our team, as we add commercial business to our growing number of consumer and residential products."

Mr. Penn is active in various community events and is currently a member of the Alexandria Bay Rotary Club. He resides in the Village of Alexandria Bay with his wife Cynthia and their two children.

Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area of St. Lawrence County and the Alexandria Bay area located in Jefferson County.


Note: This press release may contain certain statements, which are not historical facts or which concern the Bank's future operations or economic performance and which are considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Bank cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risks and uncertainties. In addition, statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.